EXHIBIT 10.19

LIMITED CONFIDENTIALITY AND NON-COMPETE AGREEMENT

          This AGREEMENT is by and between First Horizon National Corporation, FTN Financial, and any and all of their predecessors, successors, assigns, subsidiaries, parents, affiliates and their respective directors, officers, employees, agents, attorneys and representatives, past, present or future (“the Company”) and Jim L. Hughes (“Hughes”).

          WHERE AS, Hughes has served as President of FTN Financial, a subsidiary of First Horizon National Corporation, and

          WHEREAS, the Company and Hughes deem it desirable to execute a written document setting forth certain agreements to become effective as of the date of Hughes’s anticipated retirement from the Company,

          NOW THEREFORE, in consideration of the promises and mutual obligations set forth in this Agreement, the Company and Hughes agree as follows:

I.	Consideration.

Beginning January 1, 2007, and for a period of up to five (5) years thereafter, at Hughes’s sole option, the Company will provide office space, an administrative assistant paid by the Company, equipment, and supplies for Hughes in an amount valued at approximately $100,000 annually, and to total no more than $500,000 over the five (5) year period in the event that Hughes opts to utilize the office and services for the full five (5) year period. Subject only to the partial limitations concerning the selection of office space stated below, Hughes shall have sole and complete authority and discretion with respect to the implementation and utilization of the benefits provided by the Company to Hughes under this paragraph I of this Agreement. This office space will initially be located in the building on Crossover Lane where Hughes’s current office is located, and may be relocated to another building (exclusive of any building containing a competitor of the Company) after 90 days at the sole discretion of the then President of FTN Financial. Hughes and the Company acknowledge that, prior to this Agreement, the Company was under no duty or obligation to provide this consideration to Hughes, and that, pursuant to this Agreement, the Company shall provide this consideration to Hughes in exchange for Hughes’s agreement to be bound by all of the provisions contained in this Limited Confidentiality and Non-Compete Agreement.

II.	Limited Release and Waiver.

Except as described below, and except for the Company’s obligations to Hughes under this Agreement, in consideration of the benefits described in Section I above, and other good and valuable consideration, the receipt and sufficiency of which Hughes acknowledges by his signature on this Agreement, Hughes does, for himself, his heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally hereby release the Company from any and all claims, demands, liabilities, causes of action, and fees (including attorneys’ fees), whether known or unknown, up to the time that Hughes signs this Agreement, that could be the subject of a lawsuit, including, but not limited to, those arising out of or in any way related to Hughes’s employment and/or resignation from employment by the Company. Hughes acknowledges that the released and waived claims include, but are not limited to, those arising out of or related to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1864, the Civil Rights Act of 1866 and 1871, the Americans with Disabilities Act of 1990, the Tennessee Human Rights Act, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, all as amended, as well as claims of negligence, tort, breach of contract, or those arising under any other federal or state or local statute, ordinance, regulation, or common law. Nothing in this Agreement will operate to waive or release any claim, etc. that arises only after the signing of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall operate or be construed to release, waive, relinquish, modify, or diminish, in any way, Hughes’s rights and claims to receive from the Company the specified compensation, stock, and benefits, and any other compensation, stock, and benefits to which Hughes is entitled under any agreement, under the terms of his employment by the Company or by operation of law except as set forth above, all of which compensation, stock, and benefits the Company hereby expressly acknowledges and agrees that Hughes is entitled to receive, and that the Company shall pay, convey, grant, or provide to Hughes.

III.	Limited Confidentiality and Non-Disclosure.

Except as stated below, in order to protect the legitimate interests of the Company, Hughes agrees that he will not disclose to any other persons or entities, directly or indirectly, any proprietary information relating to the Company’s business and/or financial plans or other confidential business information and/or trade secrets of the Company which Hughes received or to which Hughes was given access during his employment with the Company.

However, with the concurrence of the President of FTN Financial, this obligation of confidentiality and non-disclosure shall not apply to mutually agreed statements concerning the existence, subject matter, content, or substance of this Agreement, nor shall it apply to Hughes’s disclosure of information to attorneys and/or financial or tax consultants from whom Hughes seeks advice.

If the confidentiality provisions of this Agreement are violated by Hughes or someone to whom Hughes discloses confidential information, then Hughes will be responsible for all reasonable enforcement costs, including, but not limited to, actual and reasonable attorney’s fees.

Notwithstanding any other provisions of this Agreement, Hughes understands that nothing in this Agreement, including the remedy provisions for any breach by Hughes, will apply to any action brought by him to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

IV.	Effect of Hughes’s Voluntary Termination From Employment.

Hughes acknowledges and agrees that as the result of his voluntary decision to retire and the Company’s agreement to accept his decision to retire, employment with the Company will cease as of December 31, 2006, the effective date of his retirement. Hughes understands and agrees that he will not in the future seek, and will not be eligible for, re-employment by the Company, and Hughes agrees that he is to be permanently removed from the Company’s employment force. Notwithstanding the foregoing, Hughes agrees that, as requested by the President of FTN Financial, he will fully cooperate with the Company with respect to any matter in which he was involved during his employment, including, but not limited to, providing truthful information and testimony, provided that the Company shall reimburse Hughes for all of his actual and reasonable expenses incurred in providing such cooperation to the Company.

V.	Limited Non-Solicitation and Non-Compete Provisions.

A.

Limited Non-Solicitation of Employees. For a period of five (5) years following the effective date of Hughes’s retirement, Hughes agrees that, except as stated below, he will not, either on his own behalf or on behalf of any other person or entity, in any manner, directly or indirectly solicit, hire or encourage any person who is then an employee of the Company to leave the employment of the Company; provided, however, that the Company hereby expressly acknowledges and agrees that Hughes may, pursuant to the provisions of paragraph I of this Agreement, utilize the services of Jennifer Russell, Hughes’ administrative assistant employed by the Company and her successor(s) in that position.

B.

Non-Solicitation of Customers. For a period of five (5) years following the effective date of Hughes’s retirement, Hughes agrees that he will not, either on his own behalf or on behalf of any other person or entity, directly or indirectly, solicit or contact in any manner any person or entity who is a Customer of the Company at the time of such solicitation or contact, with the intent of providing any financial service or product competitive with any financial service or product which is then provided by the Company. “Customer” refers to any person or entity with whom Hughes had actual contact while employed by the Company and any person or entity about whom Hughes had knowledge by virtue of his employment with the Company beyond that available to the general public.

C.

Non-Compete. For a period of five (5) years following the effective date of Hughes’s retirement, Hughes agrees that he will not, in any manner, directly or indirectly, compete with the Company or any and all of its subsidiaries, parents or affiliates by accepting employment from or having any other relationship with (including, without limitation, through owning, managing, operating, controlling or consulting) a financial services business, or any affiliate thereof, which provides any service or product that, to Hughes’s knowledge, is provided or proposed to be provided by the Company, and which has a business location within fifty (50) miles of any business location of the Company.

	D.	Non-Disparagement. Hughes agrees that he will not participate in, assist in, or encourage any activity or efforts to damage the business or personal reputations of the Company or its employees or their relationships with customers, business partners, or other individuals or entities.

E.

Acknowledgement. Hughes acknowledges that as President of FTN Financial, he has had access to information concerning the business of the Company (including, but not limited to, business plans, studies, and strategies; financial data and budgets; personnel information and training materials; customer lists, files, applications, and anticipated customer requirements; and computer software and programs of the Company). Therefore, Hughes acknowledges and agrees that the restrictions set forth in Paragraphs A, B, C, and D of this Section are reasonable and necessary for the protection of the Company business and goodwill. Hughes further agrees that if he breaches or threatens to breach any of his obligations contained in Paragraphs A, B, C, and D of this Section, the Company, in addition to any other remedies available to it under the law, may obtain specific performance and/or injunctive relief against Hughes to prevent such continued or threatened breach. Hughes also acknowledges and agrees that the Company shall be reimbursed by him for all actual and reasonable attorneys’ fees and costs incurred by it in enforcing any of its rights or remedies under Paragraphs A, B, C, and D of this Section.

VI.	Return of Documents, Materials or Property.

Hughes acknowledges and confirms, by his signature, that he has returned to the Company any and all documents and materials belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property have been retained by Hughes, except as may be authorized by the Company under the provisions of paragraphs I and IV of this Agreement.

VII.	Applicable Law.

This Agreement shall be governed in all respects by the laws of the State of Tennessee without giving effect to the conflicts of laws principles thereof.

VIII.	Successors; Binding Agreement.

The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns. Hughes’s rights and obligations under this Agreement are personal and may not be assigned to any other person or entity.

IX.	Integration.

Except as stated below, the Company and Hughes agree that to the extent that any provision of this Agreement conflicts with any prior agreement between the Company and Hughes concerning the subject matter of this Agreement, however titled, the terms of this Agreement shall prevail. All other provisions contained in any prior Agreement, specifically including all provisions of the Directors and Executives Deferred Compensation Plan applicable to Hughes, will remain enforceable and will supplement this Agreement. In no event shall this Agreement take precedence over, override, negate, void, alter, amend, modify, or diminish, in any way, any agreement between the Company and Hughes, or any obligation of the Company to Hughes, with respect to compensation, stock, or benefits to which Hughes is entitled.

X.	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

XI.	Drafting.

This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

XII.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

XIII.	Captions.

The captions to the various paragraphs of this Agreement are for convenience only and are not part of this Agreement.

XIV.	Knowing and Voluntary Execution.

Hughes acknowledges that he has at least twenty-one (21) calendar days in which to consider this Agreement to ensure that his execution of this Agreement is knowing and voluntary. In signing below, Hughes expressly acknowledges that he has been afforded at least twenty-one (21) days to consider this Agreement, and that his execution of same is with full knowledge of the consequences thereof and is of his own free will. By signing on the date below, if less than twenty-one (21) days, Hughes voluntarily elects to forego waiting twenty-one (21) full days. Hughes agrees that any change, material or immaterial, to the terms of this agreement does not restart the running of the twenty-one (21) day period.

XV.	Right of Revocation.

Hughes agrees and recognizes that, for a period of seven (7) calendar days following his execution of this Agreement, he may revoke and nullify this Agreement by providing written notice of revocation within this seven (7) day period to Mark Medford at 845 Crossover Lane, Suite 150, Memphis, Tennessee 38117. Hughes further acknowledges that any revocation of this Agreement must be exercised, if at all, within seven (7) days of the date of his signature. This Agreement will not become effective or enforceable until the expiration of the foregoing seven (7) day period.

          I HAVE READ THE FOREGOING SETTLEMENT AGREEMENT, HAVE HAD A REASONABLE AND ADEQUATE OPPORTUNITY TO REVIEW IT, HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY CHOICE BEFORE SIGNING IT, AND I FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, AND I VOLUNTARILY SIGN THE SAME AS MY OWN FREE ACT.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date signed by the last party affixing its/his signature below.

FIRST HORIZON NATIONAL CORPORATION

By:

Date:

FTN FINANCIAL

By:

Date:

JIM L. HUGHES

Date: